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                                                                      EXHIBIT 12

EARNINGS TO FIXED CHARGES CALCULATION

                                         YEAR ENDED
                                          DECEMBER
                                            1998       NINE MONTHS ENDED         FOR THE YEAR ENDED         FOR THE SIX MONTHS ENDED
                                         ----------    -----------------    -----------------------------   ------------------------
(dollars in millions)                                  9/30/98   9/30/99    9/30/00    9/30/01    9/30/02   3/31/02          3/31/03
Income from continuing operations        $  3,970      $ 3,981  $ 1,637     $(4,101)  $(30,880)   $27,553   $13,004          $18,430
add back minority interests                    68           54     (140)         74        441      1,042       524              699
add back income taxes                          --           --       --       2,219         --         --        --               --
add back fixed charges less cap int        20,448       15,946    9,734      75,321     79,605     70,829    36,595           36,956
                                         ----------    -----------------    -----------------------------   ------------------------
    total                                $ 24,486      $19,981  $11,231     $73,513   $ 49,166    $99,424   $50,123          $56,085
                                         ----------    -----------------    -----------------------------   ------------------------

Interest expenses                        $ 17,088      $13,426  $ 7,304     $62,352   $ 64,346    $55,317   $28,539          $26,448
Interest charged to construction               --           --       --          --         96        799        --              225
rent expense equivalent to interest exp     3,360        2,520    2,430       9,540     11,668     11,165     5,926            4,656
amortization of financing costs                --           --       --       3,429      3,591      4,347     2,130            5,852
                                         ----------    -----------------    -----------------------------   ------------------------
    total fixed charges                  $ 20,448      $15,946  $ 9,734     $75,321   $ 79,701    $71,628   $36,595          $37,181
                                         ----------    -----------------    -----------------------------   ------------------------

                                         ----------    -----------------    -----------------------------   ------------------------
Ratio                                        1.20         1.25     1.15        0.98       0.62       1.39      1.37             1.51
                                         ==========    =================    =============================   ========================